GVI Security Solutions, Inc. Reports Record Second Quarter Profits on Increased Revenues

CARROLLTON, Texas, August 13, 2008 - GVI Security Solutions, Inc. (OTCBB: GVSS), a leading provider of video security solutions featuring the complete Samsung Electronics line of products, today reported record second quarter earnings for the quarter ended June 30, 2008.

For the quarter ended June 30, 2008, net income was approximately $366,000 or $0.01 per diluted share, an increase of over 18% as compared to net income of approximately $308,000, or one cent per diluted share, in the quarter ended June 30, 2007. Income before income taxes for the quarter ended June 30, 2008 rose over 89% to $594,000 from $327,000 in the quarter ended June 30, 2007.

"We are pleased to report our sixth consecutive profitable quarter, with earnings for the quarter ended June 30, 2008 up 18% from the prior year, and earnings for the first half of 2008 up nearly 50% from the prior year," said GVI Chairman/CEO Steven Walin. "Our six straight quarters of profits have provided a solid financial base to expand our sales and marketing efforts, and the 13% growth in revenue we saw in the quarter ended June 30, 2008 over the prior quarter ended March 31, 2008 demonstrates that our expanded sales efforts are beginning to deliver positive results.”

On a six-month basis, net income for the first half of 2008 was approximately $695,000 an increase of 48% as compared to net income of approximately $469,000 in the first half of 2007. Income before income taxes for the first half of 2008 rose 130% to over $1.1 million from $492,000 in the first half of 2007.

"The strong sales and earnings results we delivered today illustrate our ability to successfully transition to an increased emphasis on growth while maintaining our focus on profitability," stated GVI COO/CFO Joe Restivo. "As we move forward with the previously announced marketing plan with our strategic partner, Samsung Electronics, we remain focused not just on growth, but on profitable growth.”

Net revenue for the quarter ended June 30, 2008 increased $544,000, an increase of 4% to approximately $12.8 million from under $12.3 million in the three months ended June 30, 2007. The increase in revenues reflects increased sales to distributors, integrators and installers.

Selling, General, and Administrative expenses overall increased approximately $211,000 or 9%, to approximately $3.0 million in the quarter ended June 30, 2008 from approximately $2.8 million in the three months ended June 30, 2007. General, and administrative expense declined from the prior year while sales and marketing expense increased primarily due to increases in sales and marketing activities.

Net interest expense for the three months ended June 30, 2008 decreased 28% to approximately $187,000 from approximately $260,000 in the three months ended June 30, 2007. This decrease is primarily a result of the benefits of GVI’s new credit facility with Wells Fargo.

“Net income of $695,000 for the first half of 2008 will help us reach our goal of further lowering interest expenses moving forward,” added Joseph Restivo. “Should GVI achieve $1 million in net income for 2008, our current rate of prime plus .75% on our Wells Fargo credit facility will be reduced by 50 basis points to prime plus .25%.”

Conference Call

GVI will host a conference call at 4:15 p.m. Eastern Daylight Time on Wednesday, August 13, 2008, to discuss the Company's earnings for the quarter ended June 30, 2008. To participate in the event by telephone, please dial 877-419-6592 five to 10 minutes prior to the start time (to allow time for registration) and enter conference code 5643041. The conference call will be broadcast live over the Internet and can be accessed at http://investor.shareholder.com/media/eventdetail.cfm?eventid=58039&CompanyID=GVSS&e=1&mediaKey=DAA54AE4E4D0324A06C5BD82562B0557. Enter conference ID# 5643041. To listen to the call, please visit this Web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live webcast, an audio replay of the conference call will be archived at this site for one year, enter conference ID# 5643041. A digital replay of the call will be available on Wednesday, August 13 at approximately 7:15 p.m. Eastern Daylight Time through Wednesday, August 20 at 11:59 p.m. Eastern Daylight Time. Dial 888-203-1112 and enter access code 5643041.

About GVI Security Solutions, Inc.

GVI Security Solutions, Inc. (OTCBB: GVSS) is a leading provider of video surveillance and security solutions, with sales and service representation throughout North, Central and South America. The company provides Samsung Electronics and GVI branded products, software and services to the Homeland Security and Commercial markets.

Forward-Looking Statements:

Some of the statements made by GVI Security Solutions, Inc. in this press release are forward looking in nature. Forward-looking statements in this press release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management's current expectations and assumptions and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements. Actual results may differ materially from those expressed or implied by the statements herein. GVI Security Solutions, Inc. believes that its primary risk factors include, but are not limited to: reliance on primary supplier; concentration of customers; credit limits imposed by primary supplier; effective integration of recently acquired operations and personnel; expansion risks; effective internal processes and systems; the ability to attract and retain high quality employees; changes in the overall economy; rapid change in technology; the number and size of competitors in its markets; outstanding indebtedness; control of the Company by principal stockholders; law and regulatory policy; the mix of products and services offered in the Company's target markets; and other factors detailed in the Company's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2007 currently on file, as well as the risk that projected business opportunities will fail to materialize or will be delayed.

GVI Security Solutions, Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except share and per share figures)

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007

Revenues	$12,817	$12,273	$24,164	$23,294

Cost of Revenues	9,021	8,881	16,937	16,940

Gross Profit	3,796	3,392	7,227	6,354

Selling, General and Administrative Expenses	3,015	2,804	5,710	5,251

Operating Income	781	588	1,517	1,103

Interest Expense	187	261	383	611

Income from operations before income taxes	594	327	1,134	492

Income Tax Expense	228	19	439	23

Net Income	$366	$308	$695	$469

Basic income per common share:
Net income per common share	$0.01	$0.01	$0.02	$0.02
Weighted average common shares outstanding	28,186	28,126	28,166	27,900

Diluted net income per common share:
Net income per common share	$0.01	$0.01	$0.02	$0.01
Weighted average common shares outstanding	33,314	33,736	33,702	33,564

Company Contact:

GVI Security Solutions
Esra Pope
972-245-7353

Investor Contact:

Paul Holm, President
Portfolio PR
212-888-4570
paulh@portfoliopr.biz